CUSIP No. 20343H 10 6	SCHEDULE 13D	Page 15 of 15 Pages

EXHIBIT 3

LETTER TO ISSUER, DATED DECEMBER 13, 2005

Spencer L. Schneider, Esq.
Attorney at Law
70 Lafayette Street
New York, NY 10013
(212) 233-7400

December 13, 2005

Re: Stilwell Group’s Nomination of Alternate Slate to COMB Board

Dear Mr. Caughran:

        I understand your letter of yesterday to have confirmed that (a) nothing in the Company’s Bylaws, charter or other Company documents precludes the Stilwell Group from nominating its own alternate slate of directors at the Company’s annual meeting or the Stilwell Group’s nominees from being elected as directors if they receive a plurality of the votes duly cast at the meeting; and (b) if a shareholder solicits and obtains valid proxies pursuant to its own duly filed proxy statement, the Company will permit that shareholder to nominate its alternate slate at the annual meeting and will recognize such nomination.

        I will presume that you are confirming my understandings unless I hear back from you by close of business tomorrow. Thank you.

Sincerely,
/s/ Spencer L. Schneider
Spencer L. Schneider

William H. Caughran, Jr., Esq.
  General Counsel
    Community Bancshares, Inc.
      P.O. Box 1000
         Blountsville, Alabama 35031

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